Exhibit 10.1

JAC COMPUTER SERVICES LTD

EMPLOYMENT CONTRACT

This contract sets out the main particulars of the terms and conditions of employment with JAC Computer Services Limited, hereinafter called the Company.  This contract acts as the Principal Statement under the Employment Rights Act 1996.

Employee Name:_______Robert D Tysall-Blay______________________________________

Original Date of Commencement:____June1st2003_________________________________

Date of Commencement of Revised Contract:____May 1, 2008___________

Date of Continuous Service: -  ____June 1st 2003

Job Title:_____Chief Executive Officer – JAC Computer Services Ltd. (“the Company”)______________

Duties:

You will report directly to the President and Chief Executive Officer (your “Manager”)of Mediware Information Systems, Inc.  (“Mediware”).

You will be responsible for overseeing the day to day operation of the Company on behalf of the Mediware, based in Kansas, USA.  Key objectives will be to ensure appropriate governance of the Company, compliance with corporate policies and goals and identify areas of growth. In addition to management of the Company the position will involve representing Mediware in other international territories as instructed and taking such other actions and fulfilling such other duties as instructed by your Manager.

The position includes being a board member of the Company, but only during the term of employment. As an officer of the Company you owe statutory and common law duties to the Company  which include but are not limited to the following:

At all times you must:

-	act for proper purpose within the limits of the Company’s constitution;

-
act in good faith and to promote the success of the Company for the benefit of Mediware  having regard to the likely consequences of any decision in the long term; the interests of the Company’s employees; the need to foster the Company’s business relationships (on behalf of the shareholders) with suppliers, customers and others; the impact of the Company’s operations on the community and the environment; the desirability or the Company maintaining a reputation for high standards of business conduct; and the need to act fairly as between members of the Company; (and in certain circumstances, act in the best interests of its creditors);

-	exercise independent judgment on behalf of the Company’s shareholder;

-	exercise reasonable care, skill and diligence when performing all duties;

-	not allow personal interests or a duty to a third party to conflict with the interest of the Company unless with authorisation of the Board of Directors;-

-	not profit from his position and receive any benefit from a third party without the Company’s agreement except where it does not give rise to a conflict of interest;-

-	declare the nature and extent of any direct or indirect interest that you may have in a proposed transaction or arrangement except where it is unlikely to give rise to a conflict of interest;-

-
declare to the Board of Directors the nature and extent of any direct or indirect interest that you may have in a transaction or arrangement except where it is unlikely to give rise to a conflict of interest

Salary:

Basic salary will be paid at £95,590 p.a.

Your salary will be paid monthly in arrears.  Payment to be made by credit transfer on the last working day of the month.  Salary will be reviewed annually by Mediware on the anniversary of the Original date of commencement.

1  Normal Hours of Work

Normal business hours are from 9.00 a.m. to 5.30 p.m., Monday to Friday.  However subject to applicable statutory regulations you will be expected to work the necessary hours needed to fulfil your duties.

Compensation Plan

A compensation plan (in addition to the salary outlined herein) is provided as part of your terms of engagement and will be outlined separately to this employment contract. This Plan, together with the principal terms set out in this statement, form your Contract of employment with the Company

Expenses

You will be entitled to be reimbursed for all reasonable expenses incurred as part of your duties. These include but are not limited to accommodation, travel and subsistence. All expenses are subject to review and approval by your Manager. Claims for expenses are subject to adherence to the Company’s expense policy.

Car Allowance

The following car allowance is provided and is intended to cover the cost of using your own personal car on company business. The allowance covers all costs including Lease, maintenance, tax, insurance and general wear and tear but is exclusive of fuel costs which are to be claimed separately under the Company’s expense policy

Car Allowance:-  £833/month paid monthly in arrears and subject to annual review.

2  Place of Work

Your normal place of work will be Claygate, New Town Road, Storrington, West Sussex, RH20 4JJ or such other place as you are required to work from time to time by the Company.

3  Holidays

You will be entitled to 20 days holiday per year, plus public holidays.  Entitlement will commence from the original date of commencement and increase after one years service by 1 day for each year of service completed, and will continue to increase each year after until reaching a maximum of 25 days.  Holidays must be agreed with your immediate Manager, and at least seven days notice of intention to take leave should be given.  Failure to comply with the seven day notice period may result in the request being refused.  Holidays must be taken at times that accommodate the needs of the Company, and cannot be carried forward beyond the end of the calendar year unless agreed in writing by the Company. You will be entitled to accrued holiday pay on termination. Accrued holiday pay will be calculated on the basis of basic salary plus car allowance divided by 260 and multiplied by the number of days accrued

4  Notice

If you wish to terminate your employment with the Company, you are required to give a 3 months written notice.  Should the Company wish to terminate your employment, for reasons other than gross misconduct, you will be entitled to three months notice.  .

5  Absence from Work

If you are unable to attend work for any reason, you, or someone on your behalf, should notify the office by 10 a.m. on the first day of absence.  Notification should indicate the reason for absence and its likely duration.

If you are absent from work for 7 or fewer calendar days, you will not be required to produce a medical certificate unless specifically so requested by the Company but must complete a self-certification form on your return to work.  If you are absent from work due to sickness or injury which continues for more than 7 days (including weekends), you must provide a medical certificate by the eighth day of sickness or injury.

Subject to your being in good health at the commencement of this contract, you will receive full pay for any absence from work due to illness or injury up to a maximum of three months, provided that you are not under notice at the start of the period.  The Company, subject to Mediware approval, may at its discretion extend this period. Any absence from work due to illness or injury in excess of this period will be paid statutory sick pay in accordance with the Statutory Sick Pay scheme.  For statutory sick pay purposes, your qualifying days are Monday to Friday.

Pension

The company currently offers the opportunity to join an Occupational Money Purchase Pension Scheme with Standard Life Assurance. A minimum contribution of 3% of Annual Gross Basic Salary is required by you, provided that you make such a contribution the Company will contribute an amount equivalent to 6% of Annual Gross Basic Salary each year should you elect to join the scheme, provided that the company maintains the scheme during the term of your employment and subject to the rules of the applicable scheme from time to time in force.  This scheme is not contracted out, and therefore there is not a contracting out certificate in force in respect of your employment.  Further details of the Pension Scheme may be obtained from Human Resources. Alternatively if you elect to choose a different pension scheme, the company will match your contribution up to a maximum of 6%.

Disciplinary Procedure

A copy of the disciplinary procedure is available from Human Resources.

6  Grievance Procedure

A copy of the grievance procedure is available upon request from your manager.

7  Health and Safety

You are reminded that you have a statutory duty to observe all health and safety rules and take reasonable care to promote the health and safety at work of yourself and your fellow employees.  Willful breaches of the health and safety policy will be dealt with through the Company disciplinary procedure.

Trade Unions

There are no collective agreements which affect your terms and conditions.

Exclusive Employment

Employees are not permitted to take second jobs, e.g. in the evening, without written permission from the Company.  The Company will not withhold agreement unreasonably.  In considering such a request the Company will take into account whether the second job is likely to have an impact on the employee’s ability to perform their duties for the Company on their next working day.

Non-Competition/Non Solicitation

You will not during or within twelve months of termination of your employment (however determined):

a)	Accept employment with any client or customer of the Company with whom you have had dealings during the 6 months prior to termination, except with the written agreement of the Company.

b)	Solicit any client or customer of the Company that you have had dealings with in the 6 months prior to termination so as to compete with any business carried on by the Company.

c)	Accept employment with any competitor of the Company.

d)	Attempt to entice away from the Company any of the Company’s employees.

8  Confidential Information

You shall not (except in the proper course of your duties) at any time whether before or after the termination of your employment with the Company, disclose or communicate to any person whatsoever or otherwise make use of (and you shall use your best endeavours to prevent the publication or disclosure of) any information which is or which you reasonably ought to know is secret or confidential information relating to the Company or Mediware or the business thereof except in the proper performance of your duties hereunder or with the prior written consent of the Company or as required by law.  For the avoidance of doubt, nothing in this Agreement shall prohibit you from making a protected disclosure within the meaning of the Public Interest Disclosure Act 1998.

For the purposes of this clause, information shall be secret and/or confidential if it relates to or consists of lists or details of clients, details of clients’ contracts, clients’ requirements, trade secrets, information relating to any process or invention, analysis or research used by the Company or by Mediware, computer codes (whether source or object), computer programs or applications, software specifications, user and/or instruction manuals and/or any other documentation relating to such computer programs or applications, databases of suppliers, clients, employees and target clients, product lists, service level agreements, price lists, discounts, mark-ups, marketing plans, business strategy, business plans,  future business and development strategy, tenders, price-sensitive information, staff salary and incentive details, financial, management and organisational information of the Company or Mediware any litigation or threatened action involving the Company or Mediware, all information in respect of which the Company is bound by an express or implied obligation of confidence to any third party and any other matter which is notified to you during the course of your employment as being secret or confidential.

Information shall cease to be confidential once it is or has become known to the public generally except where this occurs as a result of an unauthorised disclosure by you or where to your knowledge, it occurs through the unauthorised disclosure of any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

On termination of your employment with the Company, you must return immediately all documents, correspondence and records, including any copies, in your possession relating to the Company.

Intellectual Property Rights

In this clause “Intellectual Property” means:
unregistered and registered design rights; copyright, publication right and database rights; inventions and discoveries (whether patentable or not), patents and rights in utility models; trade marks (whether registered or unregistered), logos and trade names; domain names; rights in confidential information (including, without limitation, know how and trade secrets) and any and all other intellectual property rights and sui generis rights and other similar rights (whether now subsisting or in the future created) both in the United Kingdom and all other countries of the world for the full period for which those rights subsist (including any and all extensions, renewals and all vested, future and contingent rights and rights under licences) and all applications for the foregoing and the right to sue for and to recover damages for past infringements of such rights.

The parties foresee that in the course of your employment you may invent or create Intellectual Property.  You agree that in respect of such Intellectual Property you have a special obligation to further the interests of the Company and of Mediware.

The provisions of sections 39 to 42 of the Patents Act 1977 relating to the ownership of employee inventions and the compensation of employees for certain inventions are acknowledged by the Company and by you.  Subject to section 39 of the Act, if, at any time in the course of your employment under this Agreement, you invent, create or participate in the invention or creation of any Intellectual Property, such Intellectual Property shall, without any further payment to you, be the absolute property of the Company.  You hereby agree to communicate promptly in writing to the Company full details of any such Intellectual Property.

If any Intellectual Property invented or created by you in the course of your employment does not immediately on its invention or creation become the property of the Company under this clause or by operation of law, you hereby irrevocably and absolutely assign with full title guarantee to the Company all such present and future Intellectual Property.

You hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, all moral rights in respect of all Intellectual Property created or invented by you and belonging to the Company (whether by operation of law or under this Agreement) to which you may now or at any time in the future be entitled under Chapter IV of the Copyright, Designs and Patents Act 1988 and under any similar laws in force from time to time in any part of the world and you hereby confirm and acknowledge that this waiver shall operate in favour of the Employer, its licensees, assigns and successors in title.

At the request and expense of the Company, you agree to provide all such information, materials and assistance as the Company may require to exploit all Intellectual Property created or invented by you and belonging to the Company and you agree to do all such things and sign and execute all such documents as may be reasonably required by the Company in order to perfect, protect or enforce any of the rights belonging to the Company.

You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute any such document or do any such thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and, in favour of any third party, a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

In respect of Intellectual Property created during the course of your employment, the rights and obligations under this clause shall continue in force after the termination of this Agreement.

For the avoidance of doubt, this clause shall not apply in relation to Intellectual Property created wholly outside your normal working hours and which is completely unconnected with your employment under this Agreement.

9  Data Protection Act 1998

The Company keeps personnel records for all employees while they are employed and for six years after they leave employment.  Employees may have access to their personnel files without charge but must give one weeks notice to the Company.

You consent to the Company processing your personal data for the purposes of your employment, for administrative purposes and for the purposes such as preparing statistics and mentioning the effectiveness of the Company’s equal opportunities policies and for the purposes of complying with applicable laws, regulations and procedures. In addition, you consent to the Company processing sensitive data (as defined by the Data Protection Act 1998) relating to you and in particular relating to your physical and/or mental health or condition, trade union membership and racial or ethnic origins, for the purposes set out above.  You further consent to the Company, when necessary for these purposes, making such data available to its advisers, to parties providing products and/or services to the Company (including, without limitation, IT systems suppliers, pension, benefits and payroll administrators) and to regulatory authorities (including HM Revenue & Customs), to any potential purchasers of the Company or its business and as required by law.

By signing below you accept and acknowledge that, as the Company’s parent company is based in the UK the Company may need to pass your personal data to Mediware in the USA and you hereby expressly consent to the Company doing so.  The Company will continue to handle your records in line with good practice although you might no longer have rights under data protection law.  You may withdraw your consent at any time by giving the Company reasonable notice.

Signed on behalf of JAC Computer Services Ltd

Name…………………………………………………………………………..

Position……………………………………………………………………….

Date…………………………………………………………………………….

I wish to accept my offer of employment and agree to the terms and conditions of this contract of employment.  I acknowledge receipt of a copy of the contract.

Name………………………………………………………………………….

Date…………………………………………………………………………..

I hereby consent to my personal data being transferred to Mediware in the USA as required for the purposes of my employment with the Company and group obligations, as set out in more detail in the data protection clause of this contract.

Name…………………………………………………………………………..

Date…………………………………………………………………………….